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                                                                       Exhibit 5

              [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK ]


                                                     WRITER'S DIRECT DIAL NUMBER
                                                            (202) 274-2000

March 27, 2000

The Boards of Directors
Finger Lakes Financial Corporation, MHC
Savings Bank of the Finger Lakes, FSB
470 Exchange Street
Geneva, New York 14456

           Re:  Finger Lakes Bancorp, Inc.
                Common Stock Par Value $.01 Per Share

Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Finger Lakes Bancorp, Inc. (the "Company") Common Stock, par value $.01 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-1 (the "Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

     This Opinion has been prepared solely for the use of the Company in connection with the Form S-1. We hereby consent to our firm being referenced under the caption "Legal Matters."

                          Very truly yours,


                          /s/ LUSE LEHMAN GORMAN POMERENK & SCHICK
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                          LUSE LEHMAN GORMAN POMERENK & SCHICK
                          A PROFESSIONAL CORPORATION